Exhibit 99-1

Directors

Directors Whose Terms Expire In 2000

Richard Aurelio  (71)  Former President of Time Warner Cable Group, NYC, and NY1 News and Senior Advisor to the Chairman and CEO of Time Warner, Inc., New York, NY. Director of Energy East, Albany, NY. Director since 1997.

Alison P. Casarett  (69)  Dean Emeritus, Cornell University, Ithaca, NY. Director of Energy East, Albany, NY. Director since 1979.

Joseph J. Castiglia  (65)  Former Vice Chairman, President and Chief Executive Officer of Pratt & Lambert United, Inc., Buffalo, NY. Business Consultant and Private Investor, JBC Enterprises, East Aurora, NY. Director of Energy East, Albany, NY and Vision Group of Funds and Vision Fiduciary Funds, Inc., Buffalo, NY. Director since 1995.

Lois B. DeFleur  (63)  President of the State University of New York at Binghamton, (1) Binghamton, NY. Director of Energy East, Albany, NY. Director since 1995.

Michael I. German  (49)  President and Chief Operating Officer of the company and Senior Vice President of Energy East, Albany, NY. Mr. German was Executive Vice President and Chief Operating Officer of the company from April 1998 to April 1999, Executive Vice President of the company from May 1997 to April 1998 and Senior Vice President - Gas Business Unit of the company prior to May 1997. Director since April 1999.(2)

Kenneth M. Jasinski  (51)  Executive Vice President and General Counsel, Energy East, Albany, NY. Mr. Jasinski was Senior Vice President and General Counsel of Energy East from April 1998 to April 1999, Executive Vice President of the company from April 1998 to April 1999 and a partner of Huber Lawrence & Abell, attorneys at law, prior to April 1998. Director since April 1999.(2)

John M. Keeler  (66)  Of Counsel, Hinman, Howard & Kattell, LLP,(3) Binghamton, NY; attorneys at law. Director of Energy East, Albany, NY. Director since 1989.

Walter G. Rich  (54)  Chairman, President, Chief Executive Officer and a Director of Delaware Otsego Corporation, Cooperstown, NY. Director of Energy East, Albany, NY. Director since 1997.

Wesley W. von Schack  (55)  Chairman, President and Chief Executive Officer of Energy East, Albany, NY. Chairman of the Board of the company,(4) Ithaca, NY. Director of: Energy East, Albany, NY; Mellon Bank Corporation and Mellon Bank, N.A., Pittsburgh, PA; RTI International Metals, Inc., Niles, OH; and AEGIS Insurance Services, Inc., Jersey City, NJ. Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, Inc. and Duquesne Light Company prior to August 1996. Director since September 1996.

Directors Whose Terms Expire In 2001

James A. Carrigg  (66)  Former Chairman, President and Chief Executive Officer of the company, Ithaca, NY. Director of Energy East, Albany, NY. Director since 1983.

Paul L. Gioia  (57)  Of Counsel, LeBoeuf, Lamb, Greene & MacRae,(3) Albany, NY; attorneys at law. Director of Energy East, Albany, NY and Trustee of Berkshire Energy Resources, Pittsfield, MA. Director since 1991 .

Ben E. Lynch  (62)  President of Winchester Optical Company, Elmira, NY. Director of Energy East, Albany, NY. Director since 1987.

__________

(1)      In 1999 the company sold an office building to the State University of New York at Binghamton, of which Dr. DeFleur is President, for $6,150,000. The company had three independent appraisals prepared and negotiated a purchase price that fell within the range of the established appraisal values.
(2)      Messrs. German and Jasinski do not receive compensation for serving as directors of the company because they are officers of Energy East and certain of its subsidiaries.
(3)      The law firms of which Mr. Gioia and Mr. Keeler are of counsel provided legal services to the company in 1999 and are expected to provide legal services to the company in 2000.
(4)      Mr. von Schack's employment agreement with Energy East provides that he shall serve as Chairman of the company's Board until removed or not re-elected.

Section 16(a) Beneficial Ownership Reporting Compliance

     The company believes that during 1999 all filing requirements under Section 16 (a) of the Securities Exchange Act of 1934 were satisfied by its directors and executive officers.

Executive compensation

     The following sets forth certain information relating to cash and noncash compensation for each of the last three fiscal years for Messrs. Rafferty, Smith and Wickham, who are the company's third, fourth and fifth highest compensated executive officers after Mr. von Schack, the company's chairman of the board and former chief executive officer,(1) and Mr. German, the next highest compensated executive officer. Exhibit 99-2, filed herewith and incorporated herein by reference, contains certain information from Energy East's Proxy Statement dated March 28, 2000, relating to cash and noncash compensation and benefits relating to employment and change in control arrangements for Messrs. von Schack and German, and certain information relating to the company's directors. The following also sets forth certain information relating to benefits and to change in control arrangements for Messrs. Rafferty, Smith and Wickham.

Summary Compensation Table
				Long-Term Compensation
				Awards	Payouts
Name and		Annual Compensation		Options/	Long-Term	All Other
Principal Position	Year	Salary	Bonus	SARs (#)(2)	Incentive Plan	Compensation(3)

Sherwood J. Rafferty	1999	$198,000	$121,553	56,000	$219,011	$2,400
Senior Vice President	1998	198,000	67,320	50,000	0	2,500
and Chief Financial	1997	198,000	18,942	50,000	0	3,875
Officer

Jeffrey K. Smith	1999	180,000	121,716	56,000	99,104	1,422
Senior Vice President	1998	180,000	60,660	50,000	0	1,422
Corporate Development	1997	165,417	29,625	40,000	0	1,313

Denis E. Wickham	1999	177,164	113,571	56,000	99,104	2,520
Senior Vice President	1998	163,125	57,375	50,000	0	2,438
Energy Operations	1997	150,417	27,900	26,000	0	2,153
Services

Long-Term Incentive Plan Awards (4) in Last Fiscal Year (1999)
		Performance
		or Other	Estimated Future Payout Under
	Number of	Period Until	Non-Stock Price-Based Plans
	Performance	Maturation	Threshold	Target	Maximum
Name	Shares(5)	or Payout	Shares(#)	Shares(#)	Shares(#)

Sherwood J. Rafferty	2,225	1999-2001	556	2,225	3,338
Jeffrey K. Smith	2,023	1999-2001	506	2,023	3,035
Denis E. Wickham	1,911	1999-2001	478	1,911	2,867

Options/SAR Grants(6) in Last Fiscal Year (1999)
	Individual Grants
		Percentage
		of Total
	Number of	Options/SARs
	Securities	Granted to			Grant
	Underlying	Employees	Exercise		Date
	Options/SARs	In Fiscal	or Base	Expiration	Present
Name	Granted(#)	Year	Price($/Sh)	Date	Value(7)

Sherwood J. Rafferty	56,000	4.99%	$26.7188	2/19/09	$274,960
Jeffrey K. Smith	56,000	4.99%	26.7188	2/19/09	274,960
Denis E. Wickham	56,000	4.99%	26.7188	2/19/09	274,960

__________

(1)      As of April 1999 Mr. von Schack no longer served as an executive officer of the company.
(2)      The awards of stock options/SARs have been adjusted to reflect the two-for-one stock split of Energy East Corporation's Common Stock on April 1, 1999.
(3)      In 1999, the company contributed $2,400 for Mr. Rafferty, $1,350 for Mr. Smith and $2,280 for Mr. Wickham under the Tax Deferred Savings Plan. The company contributed $72 for Mr. Smith and $240 for Mr. Wickham under the Employees' Stock Purchase Plan.
(4)      A detailed description of the Long-Term Executive Incentive Share Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference.
(5)      Performance Shares have been adjusted to reflect the two-for-one stock split of Energy East Corporation's Common Stock on April 1, 1999.
(6)      A detailed description of the 1997 Stock Option Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference.
(7)      Based on the Black-Scholes option pricing model. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 24.16%; risk-free interest rate, 5.43%; and an expected term before exercise of 10 years.

Aggregated Option/SAR Exercises (1) in Last Fiscal Year (1999)

and Fiscal Year-end Option/SAR Values
			Number of Shares
			Underlying Unexercised
	Shares		Options/SARs at
	Acquired on	Value	Fiscal Year-End(#)
Name	Exercise(#)	Realized(2)	Exercisable	Unexercisable

Sherwood J. Rafferty	35,332	$186,326	-	70,668
Jeffrey K. Smith	2,000	30,750	41,332	70,668
Denis E. Wickham	2,000	20,938	33,332	70,668
	Value of Unexercised
	In-the-Money Options/SARs
	at Fiscal Year-End(3)
Name	Exercisable	Unexercisable

Sherwood J. Rafferty	$ -	$95,835
Jeffrey K. Smith	107,540	95,835
Denis E. Wickham	28,750	69,000

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(1)      The Options/SARs have been adjusted to reflect the two-for-one stock split of Energy East Corporation's Common Stock on April 1, 1999.
(2)      The "Value Realized" is equal to the difference between the Option exercise price and the closing price of a share of Energy East Common Stock on the NYSE on the date of exercise.
(3)      The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the Option exercise price and the closing price of $20.8125 a share of Energy East Common Stock on the NYSE on December 31, 1999.

Pension Plan

     A detailed description of benefits under the Retirement Benefit Plan and the Supplemental Executive Retirement Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference. Messrs. Rafferty, Smith and Wickham have 19, 29 and 27 credited years of service, respectively, under the Retirement Benefit Plan and SERP.

Employment, Change In Control and Other Arrangements

     A detailed description of employment, change in control and other arrangements is contained in Exhibit 99-2, filed herewith and incorporated herein by reference. Messrs. Rafferty, Smith and Wickham each have a severance agreement in order to provide for certain payments if, generally, within two years following a change in control of Energy East, the individual's employment is terminated either by the company without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 2001, with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to two and one-half times the sum of (i) the individual's then-annual base salary, and (ii) any award under the Annual Executive Incentive Plan with respect to the year immediately preceding the year in which the termination occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of 30 months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the individual will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control of Energy East, whether under the agreement or otherwise, would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, the individual will be entitled to be made whole for the payment of any such taxes, interest or penalties.

Security Ownership of Management

     The following table indicates the number of shares of equity securities of Energy East, and Energy East Common Stock equivalent units beneficially owned as of February 11, 2000, by Messrs. Rafferty, Smith and Wickham, and by the 20 current directors and executive officers as a group and the percent of the outstanding securities so owned.

     Exhibit 99-2, filed herewith and incorporated herein by reference, contains information from Energy East's Proxy Statement dated March 28, 2000, relating to beneficial ownership of such securities by certain beneficial owners, the current directors and Messrs. von Schack and German as of February 11, 2000.
			Total Energy East
	Energy East	Energy East	Common Stock
	Common Stock	Common Stock	and Energy East
	Beneficially	Equivalent	Common Stock	Percent
Name	Owned (1)	Units (2)	Equivalent Units(3)	of Class

Sherwood J. Rafferty	67,547	14,938	82,485	(5)
Jeffrey K. Smith	97,569	13,856	111,425	(5)
Denis E. Wickham	98,043	10,371	108,415	(5)
20 current directors and executive officers as a group	1,641,822(4)	284,889	1,926,711	(5)

___________

(1)      Includes shares of Energy East Common Stock that may be acquired through the exercise of stock options that are exercisable currently. The number of shares that may be acquired and by whom are as follows: Mr. Rafferty, 52,000; Mr. Smith, 93,332; Mr. Wickham, 88,666; and all executive officers as a group, 1,452,185.
(2)      Includes Energy East Common Stock equivalent units granted under the Long-term Executive Incentive Share Plan and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.
(3)      Total Common Stock and Common Stock equivalent units have been adjusted to reflect the two-for-one stock split of Energy East Corporation's Common Stock on April 1, 1999.
(4)      Includes 4,921 shares of Energy East Common Stock held by an officer as nominee for the Employees' Stock Purchase Plan.
(5)      Less than 2% of the outstanding Energy East Common Stock.